EXHIBIT 11.1


Gentle Dental Service Corporation
Statement Showing Calculations of Earnings (Loss) per Share
(in thousands, except per share amounts)
--------------------------------------------------------------------------------




                                                                                                      Nine Months
                                                                                                          Ended
                                                             Years Ended December 31,                 September 30,
                                                         ----------------------------------       ---------------------
                                                              1993        1994         1995            1995        1996
                                                         ---------   ---------    ---------       ---------   ---------
                                                        (unaudited)                              (unaudited)
Weighted average number of common shares
outstanding..........................................        1,030       1,150        1,331           1,302       1,485

Weighted average number of common stock
equivalent shares from exercise of stock options and
warrants issued..................................                -           4           49              64         -(1)
                                                         ---------   ---------    ---------       ---------   ---------

Shares used in per share calculation.............            1,030       1,154        1,380           1,366       1,485

Net income (loss)................................                -           -    $     257       $     284   $    (670)

Pro forma net income.............................        $     243   $     404            -               -           -

Accretion of mandatorily redeemable common
stock............................................                -           -            -               -         (80)
                                                         ---------   ---------    ---------       ---------   ---------

Net income (loss) applicable to common stock.....        $     243   $     404    $     257       $     284   $    (750)
                                                         =========   =========    =========       =========   =========

Net income (loss) per share..........................    $    0.24   $    0.35    $    0.19       $    0.21   $   (0.51)

(1) Excluded because their effect is anti-dilutive